                                                                  Exhibit 10.2

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is dated as of August 7, 2003 to be effective as of the date this Agreement is approved by the United States Bankruptcy Court for the Northern District of West Virginia (the "Effective Date") and is entered into by and between WEIRTON STEEL CORPORATION, a Delaware corporation (the "Company"), and MARK E. KAPLAN (the "Employee").

         WHEREAS, Employee and Company have previously entered into Employment Agreements;

         WHEREAS, the Company filed for protection under Chapter 11 of the United States Bankruptcy Code ("Chapter 11") on May 19, 2003;

         WHEREAS, in connection with its Chapter 11 filing, the Company has arranged debtor in possession financing through Fleet Capital Corporation, as agent, including a revolving loan facility and a term facility and (the revolving loan and term facilities are collectively referred to herein as the "DIP").

         WHEREAS, effective August 1, 2003, the Company's Chief Executive Officer resigned;

         WHEREAS, the Company seeks to secure able management to oversee its restructuring under Chapter 11;

         WHEREAS, the Company made a number of commitments and representations to the Employee in order to retain his services during the Chapter 11 process; and

         WHEREAS, the Company and the Employee intend to document the terms and conditions of the Employee's continued employment in this Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

         1. Employment. The Company hereby employs Employee and Employee hereby accepts employment from the Company upon the terms and conditions hereinafter set forth, and all previously executed Employment Agreements between the parties are hereby superseded and of no further force and effect.

         2. Term. This Agreement and the employment of the Employee hereunder shall commence on the Effective Date, and, except as this Agreement and the Employee's employment hereunder are earlier terminated as provided in Section 9, shall continue until the third anniversary of the Effective Date. The Term shall automatically be extended for one additional month commencing on the last business day of the first month of the Term and, if initially extended, on the last business day of each succeeding month (each, an "Extension Date") unless one party gives written notice to the other on or before an Extension Date of its intention not to extend the Term. The date upon which the Term hereof, as extended from time to time, shall expire is hereinafter referred to as the "Expiration Date").

         3. Duties. During the Term hereof, the Employee shall serve as President and Chief Financial Officer of the Company ("President and Chief Financial Officer") and of each of the Company's principal subsidiaries. The Employee shall report to the Board of Directors of the Company, shall be primarily responsible for the business, financial and administrative management of the Company and shall perform such duties as are consistent with the role of the President and Chief Financial Officer of the Company and such other duties, not inconsistent therewith, as may be reasonably assigned by the Board of Directors of the Company. The Employee shall devote his full business time and attention to the performance of his duties hereunder, provided, with the consent of the Chief Executive Officer of the Company ("CEO"), the Employee may (i) devote a reasonable amount of time and effort to charitable, industry and community groups and (ii) serve as a director of other companies which do not compete with the Company. For purposes of this Agreement, no approval of the CEO shall be required for investments by the Executive in his personal portfolio except for the acquisition or holding of 2% or more of the capital stock or partnership interests of an entity that competes with the Company.

         4. Compensation.

                  (a) Base Salary. The Company shall pay Employee a base salary of $350,000 per year (such rate to be effective as of July 1, 2003) or such greater amount as may from time to time be authorized by the Committee. The amount in effect under this subsection 4(a) at a relevant time is hereinafter referred to as "Base Salary". The Base Salary shall be payable in such installments and at such times as conform to the general payroll practices of Company.

                  (b) Chapter 11 Bonuses. The Company shall pay the Employee Chapter 11 Bonuses not to exceed in the aggregate $1,400,000. No Chapter 11 Bonus, or any installment thereof, shall be contingent upon the Employee's being or remaining an employee of the Company on the date such amount is payable; provided, however, if the Employee is terminated from employment with the Company for Cause or resigns without Good Reason (as such initially capitalized terms are defined in Section 5), the Company shall have no obligation to pay any Contingent Bonus after termination for Cause or resignation for Good Reason. The Chapter 11 Bonuses shall consist of:

                  (i) Guaranteed Bonus. The Guaranteed Bonus shall be in the aggregate amount of $600,000 and shall be paid in three cash installments of $200,000 each, the first installment paid on the Effective Date, the second installment on the thirtieth day after the Effective Date and the third installment paid on the sixtieth day after the Effective Date, provided, however, if the Employee resigns from employment with the Company for reasons other than Good Reason or if he is terminated from employment by the Company for Cause prior to the 181st day after the Effective Date, he shall return to the Company an amount determined by multiplying $600,000 by a fraction, the numerator of which is the number of days between the Effective Date and the Date of Termination and the denominator is 181.

                  (ii) First Contingent Bonus. The First Contingent Bonus shall be in the amount of $500,000 in cash and shall be paid within five (5) business days of the earlier of (A) the closing of a transaction in which the Company sells substantially all of its assets and (B) the effective date of a plan of reorganization in the Company's Chapter 11 case.


                  (iii) Second Contingent Bonus. The Second Contingent Bonus shall be in an amount not to exceed $300,000 and shall be paid if, but only if, the Company either (i) closes a transaction with a gross sales price in excess of the then outstanding balance of the DIP or (ii) receives a going concern valuation rendered by an entity acting on behalf of the proponent of a plan of reorganization in the Company's Chapter 11 case in excess of the amount of the then outstanding DIP. The amount of the Second Contingent Bonus shall be determined by multiplying $550,000 by a fraction, the numerator of which is the amount by which the gross sales proceeds of a transaction or the going concern value, as applicable, exceeds the then outstanding balance of the DIP and the denominator is the difference between 350,000,000 and the then outstanding balance of the DIP. The Second Contingent Bonus, to the extent earned, shall be paid in a single cash payment on the earlier of the closing of the transaction for satisfaction of the DIP.

                  (c) Automobile Expenses. The Company shall reimburse Employee for his business-related automobile expenses in accordance with the Company's policy generally applicable to its Senior Employees.

                  (d) Other Benefit Programs. The Company shall provide, during the Term hereof, coverage for Employee under any plan qualified within the meaning of Section 401(a) of the Internal Revenue Code, including the Weirton Steel Corporation Retirement Plan (the "Retirement Plan"), and each and all welfare plans, as defined in Section 3(1) of the Employee Retirement Income Security Act ("ERISA"), including the Insurance Program, and each other or successor benefit programs whether or not so qualified or covered by ERISA, as applicable from time to time to its executive level salaried employees;

                  (e) Supplemental Employee Retirement Plan. The Employee shall be entitled to continue to participate in the Company's Supplemental Employee Retirement Plan or any successor plan thereto (the "SERP") in accordance with its terms.

                  (f) Perquisites. The Employee shall be eligible for, and shall participate in, such perquisites as are generally available to executive level salaried employees of the Company, including, but not limited to participation in the Weirton Steel Corporation Executive Healthcare Program upon the earlier of his completion of ten years of service

         (including service rendered prior to the Effective Date) or his termination of employment under Sections 10(b) or (c).

                  (g) Indemnification. The Employee shall be entitled to be indemnified, and the Company hereby does indemnify the Employee, for all causes of actions that arise or are alleged to arise during the course of his employment with the Company to the fullest extent permitted under the laws of the State of Delaware and the Company's charter.

                  (h) Ratification of Prior Written Promises. The Company hereby ratifies each and all prior written promises, including, but not limited to grants of stock options, each in accordance with its written terms. For purposes of this subsection (k), an employment agreement shall not be a prior written promise.

         5. Disclosure of Information. Employee recognizes and acknowledges that Company's trade secrets and proprietary processes as they may exist from time to time are valuable, special and unique assets of Company's business, access to and knowledge of which are essential to the performance of Employee's duties hereunder. Employee will not, during or after the term of his employment, in whole or in part, disclose such secrets or processes acquired by virtue of his employment hereunder or his service as a director to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except Company) under any circumstances during or after the term of his employment, provided, that after the term of his employment, these restrictions shall not apply to such secrets and processes which are then in the public domain (provided that he was not responsible, directly or indirectly, for such secrets or processes entering the public domain without Company's consent).

         6. Inventions. Employee hereby sells, transfers and assigns to Company or to any person or entity designated by Company all of the right, title and interest of Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by Employee, solely or jointly during the period of his employment hereunder which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by Company, or which otherwise relate to or pertain to the business, functions or operations of Company. Employee shall communicate promptly and disclose to Company, in such form as Employee may be required to do so, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements and to execute and deliver to Company such formal transfers and assignments and such other papers and documents as may be required of Employee to permit Company or any person or entity designated by Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of Company and disclosed by Employee within one (1) year following the Date of Termination shall be deemed to fall within the provisions of this Section, unless proved by Employee to have been first conceived and made following the Date of Termination.

         For purposes of Sections 5, 6 or 7 hereof unless the context otherwise requires, the term "Company" shall include divisions, subsidiaries and controlled affiliated entities of the Company, and "businesses" of Company shall include businesses of any of such entities.

         7. Nondisparagement. For the period commencing on the Effective Date and continuing for 24 months following the Date of Termination, Employee will not, in any form, disparage Company, its officers or directors or otherwise make comment adverse to Company concerning any aspect of the business or practices, past or present, of Company.

         8. Injunctive Relief. If there is a breach or threatened breach by Employee of any of the provisions of Sections 5, 6 or 7 of this Agreement, Company shall be entitled to an injunction from a court of competent jurisdiction restraining Employee from such breach. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies against Employee for such breach or threatened breach.

         9. Termination. Unless earlier terminated in accordance with the following provisions of this Paragraph 9, the Company shall continue to employ the Employee and the Employee shall remain employed by the Company during the entire Term (as extended from time to time) as set forth in Paragraph 1. Paragraph 10 hereof sets forth certain obligations of the Company in the event that the Employee's employment hereunder is terminated. Certain capitalized terms used in this Paragraph 9 and Paragraph 10 hereof are defined in Paragraph 9(c) below.

                  (a) Death or Disability. Except to the extent otherwise expressly stated herein, including without limitation, as provided in Paragraph 10(a) with respect to certain post-Date of Termination payment obligations of the Company, this Agreement shall terminate immediately as of the Date of Termination in the event of the Employee's death or in the event that the Employee becomes Disabled.

                  (b) Notification of Discharge for Cause or Resignation. In accordance with the procedures hereinafter set forth, the Company may discharge the Employee from his employment hereunder for Cause or otherwise and the Employee may resign from his employment hereunder for Good Reason or otherwise. Any discharge of the Employee by the Company for Cause or resignation by the Employee for Good Reason shall be communicated by a Notice of Termination to the Employee (in the case of discharge) or the Company (in the case of resignation) given in accordance with Paragraph 11 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) if the Date of Termination is to be other than the date of receipt of such notice, specifies the Date of Termination (which date shall in all events be within fifteen (15) days after the giving of such notice). No purported termination of the Employee's employment for Cause shall be effective without a Notice of Termination. The failure by the Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstances in enforcing the Employee's rights hereunder.

                  (c) Definitions. For purposes of this Paragraph 9 and of Paragraph 10 hereof, the following capitalized terms shall have the meanings set forth below:

                           (i) "Accrued Obligations" shall mean, as of the Date
                  of Termination, the sum of (A) the Employee's Base Salary under Section 4(a) through the Date of Termination not theretofore paid, (B) the amount of any bonus then due under Sections 4(b) and 4(c), and any incentive compensation, deferred compensation and other cash compensation accrued by or on behalf of the Employee as of the Date of Termination to the extent not theretofore paid, (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Employee as of the Date of Termination to the extent not theretofore paid, (D) the SERP Funding, and (E) the Health Care Funding.

                           (ii) "Cause" shall mean (A) the willful and continued
                  failure of the Employee to perform substantially his duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Board which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties, or (B) the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

                           For purposes of this provision, no act or failure to
                  act on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, a direction of the CEO or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose, after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in subparagraph (A) or (B) above, and specifying the particulars thereof in detail.

                           (iii) "Date of Termination" shall mean (A) in the
                  event of a discharge of the Employee by the Company for Cause or a resignation by the Employee for Good Reason, the date the Employee (in the case of discharge) or the Company (in the case of resignation) receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a discharge of the Employee without Cause or a resignation by the Employee without Good Reason, the date the Employee (in the case of discharge) or the Company (in the case of resignation) receives notice of such termination of employment, (C) in the event of the Employee's death, the date of the Employee's death, and (D) in the event of termination of the Employee's employment by reason of Disability, the date the Employee receives written notice of such termination.

                           (iv) "Disability" shall mean upon 30 days prior
                  notice in writing in the event Employee has been so incapacitated that he has been unable to perform the services required of him hereunder for a period of at least 150 of 180 consecutive calendar days and such inability is continuing at the time of the giving of such notice. Company, at its sole cost and expense, shall continue to provide and keep in force during the period of incapacity which remains after the Date of Termination, but not after Employee attains age 65, income replacement, sickness and accident, life insurance and health insurance coverages for Employee and his dependents of the types provided by the group benefit plans of Company for employees of the highest job classification under Company's Program of Insurance Benefits for Salaried Employees (the "Insurance Program"), which coverages shall be at a level commensurate with those provided to employees in the highest job classification.

                           (v) "Good Reason" shall mean any of the following:
                  (A) the assignment to the Employee of any duties inconsistent in any respect with the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement (including removal as a member of the Board), or any other action by the Company which results in a demotion in such position, authority, duties or responsibilities or which renders such position to be of less dignity, responsibility or scope, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; or (B) any failure by the Company to pay when due or otherwise comply with any of the provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee, or (C) the Company's requiring the Employee to be based at any office or location other than the Company's headquarters in Weirton, West Virginia or the Company's requiring the Employee to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date.

                           (vi) "SERP Funding" shall mean the difference
                  measured as of the Date of Termination and computed as a single lump sum amount between (a) the aggregate amount required as (1) a contribution to the trust created with respect to Employee under the SERP and (2) a tax equalization payment, in accordance with the terms of the SERP and such trust, to fully fund the Company's obligation and the SERP Benefit of the Employee, each as set forth in subsection 4(g), and (b) the actual amount then funded in the trust created with respect to the Employee under the SERP.

         10.      Obligations of the Company Upon Termination.

                  (a) Discharge for Cause, Resignation without Good Reason, Death or Disability. In the event of a discharge of the Employee for Cause or resignation by the Employee without Good Reason, or in the event this Agreement terminates by reason of the death or Disability of the Employee:

                           (i) the Company shall pay all Accrued Obligations to
                  the Employee, or to his heirs or estate in the event of the Employee's death, in a lump sum in cash within thirty (30) days after the Date of Termination; and

                           (ii) the Employee, or his beneficiary, heirs or
                  estate in the event of the Employee's death, shall be entitled to receive all benefits accrued by him as of the Date of Termination under the Qualified Plans and all other qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans and arrangements; and

                           (iii) all other obligations of the Company hereunder
                  shall cease forthwith, except as specifically set forth in this Agreement.

                  (b) Discharge without Cause or Resignation for Good Reason. If the Employee is discharged other than for Cause or disability or the Employee resigns with Good Reason within one year of the happening of an event of Good Reason:

                           (i) the Company shall pay to the Employee in a lump
                  sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

                                    (A) all Accrued Obligations; and

                                    (B) Within five (5) business days of the
                           Date of Termination, an amount, in a single cash payment, equal to the sum of (i) one times the Employee's Base Salary and (ii) the amount of all federal, state, and municipal taxes (including payroll and excise tax) imposed on the amount paid under subsection B(i) and with respect to the amount described in this subsection (B)(ii); it being the intent of this section to cause the Employee to receive, after payment of all taxes, an amount equal to one times his Base Salary;

                                    (i) "Good Reason" shall mean (A) the failure
                           of the Company to pay when due any amount described in Section 4 or (B) the assignment to the Employee of any duties inconsistent in any respect with the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of the Agreement (including removal as a member of the Board, or any other action by the Company which results in demotion in such position, authority, duties or responsibilities or which renders the Employee's position to be of less dignity, responsibility or scope, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee, or (C) requiring the Employee to be based other than at the Company's general offices in Weirton, West Virginia except for reasonable business travel.

                                    (ii) the Employee shall be entitled to
                           receive all benefits accrued by him as of the Date of Termination under all qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company in such manner and at such time as are provided under the terms of such plans; and

                                    (iii) all stock options and other stock
                           interests or stock-based rights awarded to the Employee by the Company on or before the Date of Termination shall become fully vested and nonforfeitable as of the Date of Termination and shall remain exercisable until the earlier of (i) the expiration date of such option, stock interest or stock-based rights as set forth at the time of grant, or (ii) the third anniversary of the Date of Termination;

                                    (iv) the Company shall instruct the trustee
                           of the Trust created with respect to the Employee under the SERP to distribute the corpus of such Trust to the Employee, and

                                    (v) except as otherwise provided above or in
                           Paragraph 17 hereof, all other obligations of the Company hereunder shall cease forthwith.

                  (c) Payment Obligations Absolute. The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Employee or any other party. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Employee or from whomsoever may be entitled thereto, for any reasons whatsoever.

                  (d) Contractual Rights to Benefits. This Agreement establishes and vests in the Employee a contractual right to the benefits to which he is entitled hereunder. The Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement.

         11. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

                  (a)      to the Board or the Company, to:

                           Weirton Steel Corporation
                           Three Springs Drive
                           Weirton, WV  26062

                  (b)      to the Employee, to:

                           Mark E. Kaplan
                           104 Alyson Dr.
                           McMurray, PA  15317

         Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

         12. Waiver of Breach. A waiver by Company or Employee of a breach of any provision of this Agreement by the other party shall be in writing and shall not operate or be construed as a waiver of any subsequent breach by the other party.

         13. Arbitration. Any dispute between Employee and Company arising under this Agreement, whether or not a case or controversy, shall be resolved solely by arbitration in Pittsburgh, Pennsylvania in accordance with the rules of the American Arbitration Association, and judgment upon any award may be entered in any court having jurisdiction thereof.

         14. Legal Fees and Expenses. Company shall promptly reimburse Employee for the reasonable legal fees and expenses incurred by Employee in connection with enforcing any right of Employee pursuant to and afforded by this Agreement; provided, however, that Company only will reimburse Employee for such legal fees and expenses if, in connection with enforcing any right of Employee pursuant to and afforded by this Agreement, either (i) a judgment has been rendered in favor of the Employee by a duly authorized court of law; (ii) an arbitration award in favor of the Employee has been issued; or (iii) Company and Employee have entered into a settlement agreement providing for the payment to Employee of any or all amounts due hereunder.

         15. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties, superseding any prior agreement or arrangement between the parties concerning the employment of Employee by Company, whether written or oral, and any such agreements are null and void except that any prior stock option agreements between the Company and the Employee shall continue to be obligations of Company and Employee. This

Agreement may be changed only by a writing signed by the party against whom enforcement is sought. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

         16. Severability. If any provision of this Agreement or the application thereof to any circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.

         17. Survival of Obligations. Except as otherwise specifically set forth in this Agreement or as otherwise prohibited by law, all rights and obligations of Employee, except such obligations as are created by Sections 9 and 10 hereof, and all obligations of Company under this Agreement, shall cease on, and as of, the Date of Termination.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the day first hereinabove written.

                                       WEIRTON STEEL CORPORATION



                                       By  /s/ Richard R. Burt
                                          -------------------------------------
                                                      Richard R. Burt
                                       Title: Chairman of the Board of Directors


                                        /s/ Mark E. Kaplan
                                       ----------------------------------------
                                                    Mark E. Kaplan